UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): October 24, 2017

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2017, Synthesis Energy Systems, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) for the purchase of $8,000,000 in principal amount of 11% senior secured debentures (the “Debentures”) and (ii) warrants to purchase 8,000,000 shares of Common Stock (the “Warrants”). The Purchase Agreement and the Debentures contain certain customary representations, warranties and covenants. The transaction was approved by a special committee of the board of directors of the Company (the “Board”) due to the fact that certain members of the Board were Purchasers in the offering.

The net offering proceeds to the Company from the sale of the Debentures and Warrants, after deducting the placement agent’s fee and associated costs and expenses, is estimated to be $7.3 million, not including the proceeds, if any, from the exercise of the Warrants issued in this offering. As compensation for its services, the Company will pay to T.R. Winston & Company, LLC (the “Placement Agent”): (i) a cash fee of $560,000 (representing an aggregate fee equal to 7% of the face amount of the Debentures); and (ii) a warrant to purchase 560,000 shares of common stock, 7% of the Shares issued to the Purchasers in the Offering (the “Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent.

The Warrants and the Placement Agent Warrant will be exercisable into shares of the Company’s common stock at any time from and after the closing date at an exercise price of $0.50 per common share (subject to adjustment). The Warrants and the Placement Agent Warrant will terminate five years after they become exercisable. The Warrants and the Placement Agent Warrant contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable.

The Debentures will be guaranteed by the U.S. subsidiaries of the Company pursuant to a Subsidiary Guarantee, in favor of the holders of the Debentures by the subsidiary guarantors party thereto, as well as any future subsidiaries which the Company forms or acquires. In addition, the Company has agreed to use commercially reasonable efforts to cause Synthesis Energy Systems, Inc., a British Virgin Islands corporation and an indirect subsidiary of the Company, to become a guarantor within six months of the closing date. The Debentures are secured by a lien on substantially all of the assets of the Company and the subsidiary guarantors, other than their equity ownership interest in the Company’s foreign subsidiaries, pursuant to the terms of a Security Agreement among the Company, the subsidiary guarantors and the holders of the Debentures.

The securities to be issued under the Purchase Agreement will be issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing descriptions of the Purchase Agreement, the Subsidiary Guarantee, the Security Agreement, the Warrant and Debenture are not complete and are qualified by reference to the complete documents, which are filed as Exhibits 4.1, 4.2, 10.1, 10.2 and 10.3, respectively, to this Form 8-K, and are incorporated herein by reference.

Item 8.01	Other Events.

On October 24, 2017, the Company issued a press release announcing that it had entered into the Purchase Agreement relating to the sale of the Debentures and the Warrants. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

*4.1	Form of Warrant for 2017 Debenture Offering.

*4.2	Form of Debenture for 2017 Debenture Offering.

*10.1	Form of Securities Purchase Agreement for 2017 Debenture Offering.

*10.2	Subsidiary Guarantee for 2017 Debenture Offering.

*10.3	Form of Security Agreement for 2017 Debenture Offering.

*99.1	Press Release dated October 24, 2017 re Debenture offering.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: October 25, 2017	/s/ Delome Fair
Delome Fair
President and Chief Executive Officer

Exhibit Index

*4.1	Form of Warrant for 2017 Debenture Offering.

*4.2	Form of Debenture for 2017 Debenture Offering.

*10.1	Form of Securities Purchase Agreement for 2017 Debenture Offering.

*10.2	Form of Subsidiary Guarantee for 2017 Debenture Offering.

*10.3	Form of Security Agreement for 2017 Debenture Offering.

*99.1	Press Release dated October 24, 2017 re Debenture offering.

* Filed herewith.